Exhibit 3.14

ARTICLES OF INCORPORATION

OF

APPLETON STEAM INC.

These Articles of Incorporation are executed by the undersigned for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes:

ARTICLE I

The name of the corporation is Appleton Steam Inc.

ARTICLE II

The period of existence of the corporation shall be perpetual.

ARTICLE III

The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is One Hundred (100) shares of stock consisting of one class only, designated as “common stock” having a par value of One Cent ($.01) each.

ARTICLE V

The registered office of the corporation is located at 44 East Mifflin Street, Madison, Wisconsin 53703, in the City of Madison, Dane County, Wisconsin 53703 and the name of its registered agent at such address is CT Corporation.

ARTICLE VI

The number of directors constituting the initial Board of Directors of the corporation shall be as provided in the By-Laws of the corporation. The number of directors of the corporation may be changed from time to time by the By-Laws of the corporation, but in no case shall be less than one (1).

ARTICLE VII

The name and address of the incorporator is G&K Wisconsin Services, LLC, 780 N. Water Street, Milwaukee, Wisconsin 53202.

Executed this 22nd day of October 2002.

G&K WISCONSIN SERVICES, LLC

By:	/s/ Sarah McNally
Sarah McNally, Assistant Secretary

This instrument was drafted by:

Sarah McNally

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

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